Exhibit 3.45

COMPANY AGREEMENT

OF

RTTT, LLC

Dated as of August 15, 2006

COMPANY AGREEMENT

OF

RTTT, LLC

A Texas Limited Liability Company

ARTICLE I DEFINITIONS		I

1.1	Definitions	1
1.2	Construction	2

ARTICLE II ORGANIZATION		2

2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	2
2.4	Purposes	3
2.5	Foreign Qualification	3
2.6	Assumed Names	3
2.7	Term	3
2.8	Fundamental Business Transaction	3

ARTICLE III MEMBERSHIP		3

3.1	Member	3
3.2	Liability to Third Parties	3
3.3	Reliance	4

ARTICLE IV CAPITAL CONTRIBUTIONS; DISTRIBUTIONS		4

4.1	Initial Contribution	4
4.2	Subsequent Contributions	4
4.3	Distributions	4

ARTICLE V MANAGEMENT BY MANAGERS		4

5.1	Management by Managers	4
5.2	Actions by Managers	6
5.3	Number and Term of Office	6
5.4	Vacancies; Removal; Resignation	6
5.5	Meetings	6
5.6	Approval or Ratification of Acts or Contracts by Member	7
5.7	Action by Written Consent or Telephone Conference	7
5.8	Conflicts ofinterest	8
5.9	Duties of Member and Managers	8
5.10	Limitations of Certificate	8
5.11	Officers	8
5.12	Payment of Expenses and Compensation	10

ARTICLE VI INDEMNIFICATION		11

6.1	Right to Indemnification	11
6.2	Insurance	11
6.3	Savings Clause	12

ARTICLE VII TRANSFERS OF MEMBERSHIP INTEREST AND ADMISSION OF MEMBERS		12

7.1	Disposition	12
7.2	Admission of Additional Members	12

ARTICLE VIII TAXES		12

8.1	Disregard of Entity	12
8.2	Tax Returns	12
8.3	Tax Elections	13

ARTICLE IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		13

9.1	Maintenance of Books	13
9.2	Accounts	13

ARTICLE X WINDING UP AND TERMINATION		13

10.1	Events to Wind Up	13
10.2	Winding Up and Termination	13
10.3	Certificate of Termination	14

ARTICLE XI GENERAL PROVISIONS		14

11.1	Offset	l4
11.2	Entire Agreement	14
11.3	Effect of Waiver or Consent	14
11.4	Amendments to Agreement or Certificate	15
11.5	Binding Effect	15
11.6	Governing Law; Severability	15
11.7	Further Assurances	15
11.8	Creditors	15

COMPANY AGREEMENT

OF

RTTT, LLC

A Texas Limited Liability Company

This Company Agreement of RTTT, LLC (this “Agreement”), dated as of August 15, 2006, is adopted and entered into by RTTT, LLC, a Texas limited liability company formed and existing pursuant to its Certificate of Formation (the “Company”), and RT Franchise Acquisition, LLC a Delaware limited liability company, as the sole Member of the Company.

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Company Agreement.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means RTTT, LLC, a Texas limited liability company.

“Company Functionaries” has the meaning given that term in Section 6.1.

“Delegate” has the meaning given that term in Section 8.001 of the TBOC.

“Member” means the Person executing this Agreement as of the date of this Agreement as a member or any Person hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of the Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Proceeding” has the meaning given that term in Section 8.001 of the TBOC.

“TBOC’ means the Texas Business Organizations Code and any successor statute, as amended from time to time.

Other terms defined herein have the meanings so given them.

1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of this Agreement , and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Texas limited liability company by the filing of its Certificate of Formation (the “Certificate”) under and pursuant to the TBOC.

2.2 Name. The name of the Company is “RTTT, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the TBOC to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate or such other office as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Certificate or such other Person as the Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Managers may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by Sections 3.151 and 101.501 of the TBOC. The Company may have such other offices as the Managers may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the TBOC, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Managers shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

2.6 Assumed Names. The Managers of the Company are authorized and empowered to appoint and substitute all necessary agents or attorneys for the service of process, to designate and change the location of registered offices for the Company, to prepare and file with the proper authorities all necessary certificates, reports, powers of attorney, and other such instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Company to transact business therein and, whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency, or country, and to execute such general corporate resolution forms as may be required to effect any of the foregoing.

2.7 Term. The Company commenced on the date of filing of the Certificate with the Secretary of State of Texas and shall continue in existence until terminated after its business and affairs are wound up in accordance with Article X.

2.8 Fundamental Business Transaction. The Company may be a party to any fundamental business transaction of the types permitted by the TBOC.

ARTICLE III

MEMBERSHIP

3.1 Member. The sole Member of the Company is RT Franchise Acquisition, LLC, which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Agreement (or, if later, upon filing of the Certificate).

3.2 Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the powers of any Member or Manager under this Agreement or the TBOC shall not be grounds for imposing any liability on the Member for the debts, obligations, or liabilities of the Company.

3.3 Reliance. The Member and the Managers shall be entitled to rely on the provisions of this Agreement, and the Member and the Managers shall not be liable for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The duties and obligations imposed on the Member and the Managers as such shall be those set forth in this Agreement, which are intended to govern the relationship between the Company and the Member and the Managers, notwithstanding any provision of the TBOC or common law to the contrary.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

4.1 Initial Contribution. The Member shall make an initial Capital Contribution. No interest shall accrue on any contribution and the Member shall not have the right to withdraw or be repaid any contribution except as provided in this Agreement.

4.2 Subsequent Contributions. Additional Capital Contributions may be made by the Member at its discretion.

4.3 Distributions. The Company may make such distributions as are determined by the Member from time to time in its discretion. No distribution shall be made unless, immediately after the distribution, the fair value of the total assets of the Company equals or exceeds the total liabilities of the Company, all in accordance with Section 101.206 of the TBOC.

ARTICLEV MANAGEMENT BY

MANAGERS

5.1 Management by Managers.

(a) Except for situations in which the approval of the Member is required by the Certificate, this Agreement, or by nonwaivable provisions of applicable law, and subject to the provisions of Section 5.1(b), (1) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (2) the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(i) entering into, making, and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii) opening and maintaining financial institution and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) maintaining or causing to be maintained the assets of the Company;

(iv) collecting sums due the Company;

(v) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company; asset of the Company;

(vi) acquiring, utilizing for Company purposes, and disposing of any

(vii) borrowing money or otherwise comm1ttmg the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(viii) selecting, removing, and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(ix) obtaining insurance for the Company;

(x) instituting, prosecuting, defending and settling any legal, arbitration or administrative actions or proceedings on behalf of or against the Company; and

(xi) obtaining and maintaining alcoholic beverage and related permits; and

(xii) establishing a seal for the Company.

(b) Notwithstanding the provisions of Section S.l(a), the Managers may not cause the Company to do any of the following without complying with any applicable requirements of the TBOC:

(i) be a party to a fundamental business transaction described in Chapter Ten of the TBOC;

(ii) amend or restate the Certificate; and

(iii) any other action which the Member by written action restricts the Managers from taking.

5.2 Actions by Managers.

(a) Whenever in this Agreement a reference is made to the Managers, such reference shall include a sole Manager, who shall have all the authority of the Managers set forth herein. Any Manager may be a natural or juridical Person.

(b) In managing the business and affairs of the Company and exercising its powers, the Managers (if there be more than one) shall act collectively through meetings and written consents pursuant to Sections 5.5 and 5.7.

(c) Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.3 Number and Term of Office. The number of Managers of the Company shall be determined from time to time by action of the Member. If the Member makes no such determination, the number of Managers shall be the number set forth in the Certificate as the number of Managers constituting the initial Managers. Each Manager shall hold office for the term for which he or it is elected and thereafter until the Manager’s successor shall have been elected and qualified, or until his (or its) earlier death (or termination), resignation or removal. Unless otherwise provided in the Certificate, Managers need not be Members or residents of the State of Texas.

5.4 Vacancies; Removal; Resignation. Subject to other provisions of this Section, any vacancy occurring in the Managers may be filled by the Member. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any Manager position to be filled by reason of an increase in the number of Managers shall be filled by the Member. The Member may, at any time and with or without cause, terminate the term of office of all or any of the Managers. Such removal shall be effective immediately upon Member action even if successors are not elected simultaneously. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

5.5 Meetings.

(a) Unless otherwise required by law or provided in the Certificate or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Certificate or this Agreement shall constitute a quorum for the transaction of business of the Managers (if there be more than one then serving), and the act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Meetings of the Managers (if there be more than one then serving) may be held at such place or places as shall be determined from time to time by the Managers. At all meetings of the Managers, business shall be transacted in such order as shall from time to time be determined by the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular meetings of the Managers (if there be more than one then serving) shall be held at such times and places as shall be designated from time to time by the Managers. Notice of such regular meetings shall not be required.

(d) Special meetings of the Managers (if there be more than one then serving) may be called by any Manager or by the Member on at least twenty-four (24) hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Certificate or this Agreement.

5.6 Approval or Ratification of Acts or Contracts by Member. The Managers in their discretion may submit any act or contract for approval or ratification by the Member. Failure of the Managers for any reason (or for no reason) to submit any act or contract to the Member for approval or ratification shall not in any way act to, or be deemed to, make such act or contract void or voidable.

5.7 Action by Written Consent or Telephone Conference. Any action permitted or required by the TBOC, the Certificate, or this Agreement to be taken at a meeting of the Managers (if there be more than one then serving) may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Texas, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers. Subject to the requirements of the TBOC, the Certificate, or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, Managers may participate in and hold a meeting of the Managers by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.8 Conflicts of Interest. Subject to the other express provisions of this Agreement, the Member and any Manager or officer at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or Member the right to participate therein. Nothing in the preceding sentence shall in any way eliminate or reduce any obligation of any Person to hold any information or trade secret confidential. The Company may transact business with any Manager, Member, officer, or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

5.9 Duties of Member and Managers. The Member and the Managers shall not be liable to the Company for any act or omission in their respective capacities as Member or as Manager of the Company, even if the act or omission furthers the Member’s or Manager’s own interest. In discharging his or its duties, each of the Member and the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Sections 3.151 and 101.501 of the TBOC and upon such information, opinions, reports, or statements by any of its agents, or by any other Person as to matters the Member or Manager reasonably believes are within such other Person’s professional or expert competence and who or which has been selected with reasonable care by or on behalf of the Company, including (without limitation) information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might be properly paid. Any repeal or amendment of this Section, or adoption of any other provision of the Certificate or this Agreement inconsistent with this Section shall be prospective only and shall not adversely affect any limitation on the liability to the Company of the Member or Managers existing at the time of such repeal, amendment, or adoption of an inconsistent provision.

5.10 Limitations of Certificate. The Member shall not cause or permit the Company to take any action that would violate any provision of the Certificate.

5.11 Officers.

(a) Generally. The Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Texas, a Member, or a Manager. Any officers so designated shall have such authority and perform such duties as provided in this Agreement or as the Managers may, from time to time, otherwise delegate to them. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or resignation, or his removal in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers and shall be reasonable with respect to the services rendered.

(b) Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

(c) President. The President shall be the chief executive officer of the Company and, subject to the provisions of this Agreement, shall have general supervision of the affairs of the Company and shall have general and active control of all its business. He shall preside, when present, at all meetings of the Managers. He shall see that all orders and resolutions of the Managers and the Member are carried into effect. He shall have general authority to execute bonds, deeds, and contracts in the name of the Company and affix the Company seal thereto; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of this Agreement; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in this Agreement.

(d) Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Managers.

(e) Secretary. The Secretary shall attend and record minutes of the proceedings of all meetings of the Managers. He shall file the records of such meetings in one or more books to be kept by him for that purpose. He shall give, or cause to be given, notice of all special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the President, under whose supervision he shall be. He shall have custody of the company seal of the Company (if any) and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable. He shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

(f) Assistant Secretaries. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary, if any (or, if there be more than one, the Assistant Secretaries in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers, the President or the Secretary may from time to time prescribe.

(g) Treasurer. The Treasurer, if any, shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers or the President. He shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the President and the Managers, at regular meetings or when the Managers so require, an account of all his transactions as Treasurer and of the financial condition of the Company. The Treasurer shall perform such other duties as may be prescribed by the Managers or the President.

(h) Assistant Treasurers. In the absence of the Treasurer or in the event ofhis inability or refusal to act, the Assistant Treasurer, if one be elected (or, if there shall be more than one, the Assistant Treasurer in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers, the President or the Treasurer may from time to time prescribe.

(i) Bonding. If required by the Managers, all or certain of the officers shall give the Company a bond, in such form, in such sum and with such surety or sureties as shall be satisfactory to the Managers, for the faithful performance of the duties of their office and for the restoration to the Company, in case of their death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in their possession or under their control belonging to the Company.

5.12 Payment of Expenses and Compensation. The Company shall reimburse the Member for any fees and costs and out-of-pocket expenditures advanced by it relating to the formation and organization of the Company and the preparation of the Certificate, this Agreement, and associated documentation. Thereafter, all reasonable expenditures of the Company and the Member or Managers, with respect to the Member’s or Manager’s duties and obligations contemplated by this Agreement, shall be paid by the Company. The Member and the Managers, or any of them, may be paid compensation for services rendered on behalf of the Company, as determined from time to time by the Member.

ARTICLE VI

INDEMNIFICATION

6.1 Right to Indemnification. The Company shall indemnify each Person who is or was a Member, Manager, or officer of the Company, both in that Person’s official capacity as a Member, Manager, or officer of the Company and as a Delegate, against any and all liability and expenses that may be incurred by that Person in connection with or resulting from any Proceeding, all to the fullest extent permitted by Chapter 8 of Title 1 of the TBOC. The Company may indemnify each Person who is or was an employee or agent (other than a present or former Member, Manager, officer, or Delegate) of the Company, and each Person who is not or was not an employee or agent of the Company but who is or was serving at the Company’s request as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic enterprise (collectively, with the present or former Members, Managers, officers, and Delegates of the Company, such Persons being referred to herein as “Company Functionaries”), against any and all liability and expenses that may be incurred by them in connection with or resulting from any Proceeding, all to the fullest extent permitted by Chapter 8 of Title 1 of the TBOC. The Company shall pay or reimburse, in advance of the final disposition of a Proceeding, to each Person who is or was a Member, Manager, officer, or Delegate of the Company, all reasonable expenses incurred by such Person who was, is, or is threatened to be made a named respondent in a Proceeding to the fullest extent permitted by Section 8.104 of the TBOC. The Company may pay or reimburse, in advance ofthe final disposition of a Proceeding, to each Person who is or was an employee or agent (other than a present or former Member, Manager, officer, or Delegate) of the Company, all reasonable expenses incurred by such Person who was, is, or is threatened to be made a named respondent in a Proceeding to the fullest extent permitted by Section 8.104 of the TBOC. The terms used in this Article VI that are defined in Section 8.001 of the TBOC are used as so defined. The rights provided for in this Article VI shall be in addition to all rights to which any Company Functionary may be entitled under any agreement or determination of the Member or as a matter of law or otherwise.

6.2 Insurance. The Company may purchase or maintain insurance on behalf of any Company Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Company Functionary, whether or not the Company would have the power to indemnify him against the liability under the TBOC or this Agreement; provided, however, that if the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Person only if including coverage for the additional liability has been approved by the Member. Without limiting the power of the Company to procure or maintain any kind of insurance or arrangement, the Company may, for the benefit of Persons indemnified by the Company, (a) create a trust fund, (b) establish any form of self-insurance, including a contract to indemnify, (c) secure its indemnification obligation by grant of any security interest or other lien on the assets of the Company, or (d) establish a letter of credit, guaranty, or surety arrangement. Any such insurance or other arrangement may be procured, maintained, or established within the Company or its Affiliates or with any insurer or other Person deemed appropriate by the Member, regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company. In the absence of fraud, the judgment of the Member as to the terms and conditions of such insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the Member approving the insurance or arrangement to liability, on any ground, regardless of whether the Member participating in approving such insurance or other arrangement shall be a beneficiary thereof.

6.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VI as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

TRANSFERS OF MEMBERSHIP INTEREST AND ADMISSION OF MEMBERS

7.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law, by sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or otherwise, whether or not for consideration, absolutely or as security or encumbrance. Upon the transfer of the Member’s Membership Interest, the transferee shall be admitted as a Member upon consent of the transferring Member at the time the transfer is completed.

7.2 Admission of Additional Members. The sole Member may admit additional Members and determine the amount of capital contribution(s) and the percentage interest in the Company to be held by such new Member. Upon admission of any new Member, this Agreement shall be amended as shall be agreed by the original Member and the new Member so admitted, and shall provide (among other things) for allocations and distributions of profits and losses between the Members, voting, and other matters deemed appropriate by the Members.

ARTICLE VIII

TAXES

8.1 Disregard of Entity. Pursuant to Treasury Regulations § 301.7701-2(a), the Company shall be disregarded for federal income tax purposes because it has a single Member, and shall be treated for federal income tax purposes (only) as a branch or division of its Member.

8.2 Tax Returns. The Member shall cause to be prepared and filed any necessary federal and state income tax returns for the Company, including reporting the elections described in Section 8.3.

8.3 Tax Elections. The Member of the Company shall make any tax election including, without limitation, whether the Company shall adopt a cash or accrual method of accounting.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1 Maintenance of Books. The Managers shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Member and the Managers. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Member) in accordance with the terms of this Agreement. The calendar year (or such other year as may be determined by the Member from time to time) shall be the accounting year of the Company.

9.2 Accounts. The Managers shall establish and maintain one or more separate financial institution and/or investment accounts and arrangements for Company funds in the Company name and with financial institutions and firms that the Managers may determine. The Managers may not commingle the Company’s funds with the funds of any Manager; however, Company funds may be invested in a manner the same as or similar to the Manager’s investment of their own funds or investments by their Affiliates.

ARTICLE X

WINDING UP AND TERMINATION

10.1 Events to Wind Up. The Company shall wind up on the first to occur of the following:

(a) the election or determination of the Member to do so; or

(b) the entry of a decree of judicial winding up and termination of the Company under Section 11.314 of the TBOC.

10.2 Winding Up and Termination. Upon any event requiring winding up of the Company, the Member shall serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the TBOC. The costs of winding up shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company’s assets, with all of the Member’s authority subject to the provisions of this Agreement. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after an event of winding up and again after completion of the process of winding up, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the event requiring winding up occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause the notice described in Section 11.052 of the TBOC to be sent to each known claimant against the Company to the extent, and in the manner, described in Section 11.052 of the TBOC;

(c) the liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) all remaining assets of the Company may be sold and, whether or not sold, shall be distributed to the Member.

The distribution of cash and/or other property to a Member in accordance with this Section 10.2 will constitute a complete distribution to the Member with respect to its Membership Interest and the Member’s interest in the Company’s property.

10.3 Certificate of Termination. On completion ofthe winding up and distribution of Company assets as provided herein, the Company is terminated, and the Member (or such other Person or Persons as the TBOC may require or permit) shall file a Certificate of Termination with the Secretary of State of Texas, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the Company.

ARTICLE XI

GENERAL PROVISIONS

11.1 Offset. Whenever the Company is to pay any sum to the Member, any amounts that Member owes the Company may be deducted from that sum before payment.

11.2 Entire Agreement. This Agreement constitutes the entire company agreement of the Company, and the entire agreement of the Member regarding the Company’s governance, and supersedes any prior company agreement of the Company, whether oral or written.

11.3 Effect of Waiver or Consent. No waiver of any term or condition of this Agreement or consent to any breach or default hereof shall be enforceable unless it is in writing and signed by the Person against which it is sought to be enforced. A waiver or consent to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

11.4 Amendments to Agreement or Certificate. This Agreement may be amended or modified from time to time only by the Member. The Certificate may be amended or modified from time to time only by the Member.

11.5 Binding Effect. This Agreement is binding on and inure to the benefit of the Member and its legal representatives, successors, and assigns.

11.6 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY, AND SHALL BE ENFORCED UNDER AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the TBOC, the applicable provision of the Certificate or the TBOC shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law. In the event the TBOC is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.8 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

IN WITNESS WHEREOF, the Member and the Company have executed this Agreement as of the date first set forth above.

RT FRANCHISE ACQUISITION, LLC

By:	/s/ Scarlett May
Title:	Scarlett May, Vice President & Secretary

RTTT, LLC

By:	/s/ Nicholas Galanos
Nicholas Galanos, President